Exhibit 10.2

THIS AGREEMENT is made on March 12, 2015

BETWEEN

1.	Digital Time Investment Limited (“Party A”) whose registered office is at Unit 402, 4th Floor, Fairmont House, No.8 Cotton Tree Drive, Admiralty, Hong Kong;

2.	Integrated Silicon Solution, Inc. (“Party B” and, together with Party A, the “Parties”) whose registered office is at 1623 Buckeye Drive, Milpitas, CA 95035;

3.	China Merchants Bank Shanghai Pilot Free Trade Zone Branch (the “Account Bank”) whose registered office is at Jilong Road 6, Pudong New Area, shanghai, PRC, and

4.	China Merchants Bank Shanghai Waigaoqiao Free Trade Zone Branch (the “Escrow Agent”) whose registered office is at Futexiyi Road 333, Pudong New Area, shanghai, PRC.

WHEREAS

(A)

Beijing Uphill Investment Co. (“Uphill”), for which Shanghai Summitview Capital Pujiang Investment Partnership (LP)(“Summitview Capital Pujiang Fund”) is an investor, and Party B have entered into that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), and pursuant thereto Uphill or a third party designated by it is required to deposit a sum of money to be held in escrow to secure Uphill’s obligation to pay a portion of the Reverse Termination Fee (as defined in the Merger Agreement) or a portion of the Taiwan Reverse

Termination Fee (as defined in the Merger Agreement), in each case, under specified circumstances pursuant to Section 8.3(c) of the Merger Agreement. Uphill hereby designates Summitview Capital Pujiang Fund to deposit such amount equal to the Escrow Moneys under the Merger Agreement, and Summitview Capital Pujiang Fund hereby designates Party A as the party that opens an account for and pays such portion of the Reverse Termination Fee;

(B)	Party A has opened and maintained a bank deposit account with the Account Bank for holding the Escrow Moneys (as defined below); and

(C)	The Escrow Agent is willing to serve as an escrow agent in accordance with the terms and conditions hereof.

NOW IT IS WITNESSED as follows:

1.	Definitions

In this Agreement each expression defined below shall have the following meanings (unless the context otherwise requires) respectively:

“Account Documents” means any documents entered into by Party A and the Account Bank in connection with the Escrow Account, including account opening form and account general terms and conditions of the Account Bank;

“Escrow Account” means a U.S.$-denominated account, opened by Party A with the Account Bank and to be operated by the Escrow Agent in accordance with the provisions of this Agreement, the details of which are contained in Schedule 2;

“Escrow Moneys” means the sum of USD7,800,000 deposited in the Escrow Account, but shall not include any accrued interest, investment income or profit generated thereon, it being understood and agreed by the Parties that all such accrued interest and investment income shall be held by Escrow Agent for the account of Party A and disbursed to Party A in accordance with Clause 3.3

“Authorised Signatories” means those persons listed in Schedule 1 together with their signatures; and

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in the People’s Republic of China for the purposes of settling payments.

Clause headings are for reference purposes only and shall not affect the construction or effect of any provision hereof.

In this Agreement unless the context otherwise requires:

(a)	words importing the singular number alone shall include the plural number and vice versa; and

(b)	person shall include any firm or body of persons whether corporate or incorporate.

2.	Deposit of Escrow Amounts

2.1	Party A shall, by the close of business of the date hereof, deposit the Escrow Moneys into the Escrow Account with the Account Bank, who shall stand possessed of the Escrow Moneys upon the terms set out in this Agreement.

2.2	The Escrow Account shall be maintained and operated subject to prevailing laws and regulations applicable to the Escrow Agent and the Account Bank (including People’s Republic of China (“PRC”, for the purpose of this Agreement only, not including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and local anti-money laundering regulations and directives) and any request, requirement, notice or policy of any regulatory, governmental, fiscal, monetary or other body or authority to which the Escrow Agent or the Account Bank is subject and/or submits (including exchange control regulations and directives). Each of Party A and Party B undertakes to co-operate with the Escrow Agent and the Account Bank in connection with any action to be taken and/or documentation and information reasonably required by the Escrow Agent and the Account Bank in order to comply with the foregoing.

Each of Party A and Party B shall promptly notify the Escrow Agent of any changes relating to the parties that beneficially own and/or control Party A and Party B respectively from time to time.

To the extent not inconsistent with any provision of this Agreement, the Escrow Account shall be governed by the prevailing policies and rules of the Account Bank as a bank (including policies and rules relating to banking hours, procedures for opening and closing of account, minimum sum requirement, withdrawal of funds, renewal and tenor of deposits, acceptable currency, know-your-client due diligence procedures, and treatment of unclaimed deposits).

2.3	Notwithstanding anything to the contrary in this Agreement, this Agreement shall only become effective, and the Escrow Account shall only be deemed opened and funded (notwithstanding any funding prior to the effectiveness of this Agreement by Party A), upon the date of the signing of the Merger Agreement by Uphill and Party B. In the event that the Merger Agreement is not executed by the Party B and Uphill within two (2) days after the date hereof, then thereafter Party A shall have the right to deliver Party A Instructions to the Escrow Agent (with a copy thereof contemporaneously delivered by facsimile to Party B) requesting the Escrow Agent to release 100% of the Escrowed Moneys (together with any interest or investment income or profits generated thereon) to Party A (the “Party A Termination Instructions”).

Promptly following (and in any event no later than one (1) Business Day after) Escrow Agent’s receipt of such Party A Termination Instructions, the Escrow Agent shall send a copy by facsimile of such Party A Termination Instructions to Party B. No less than five (5) Business Days but no more than seven (7) Business Days from its receipt of the Party A Termination Instructions, the Escrow Agent shall release 100% of the Escrowed Moneys (together with any interest or investment income or profits generated thereon) to Party A, unless, no later than five (5) Business Days following its receipt of the Party A Termination Instructions, the Escrow Agent receives a notice from Party B objecting to the disbursement contemplated by the Party A Termination Instructions, together with a copy of the Merger Agreement signed by Uphill and Party B, then the Escrow Agent shall not disburse any Escrow Moneys that are subject to the Party A Termination Instructions until Escrow Agent is directed to release the Escrow Moneys (or portion thereof) in writing as provided in Clause 4.2, 4.3, 4.4 and 4.5 below.

3.	Treatment During Escrow Period

3.1	Party A and Party B hereby irrevocably authorize the Escrow Agent to, acting through the Account Bank, hold the Escrow Moneys paid to the Escrow Account in accordance with the terms of this Agreement. The Escrow Moneys shall be held and escrowed by the Escrow Agent in the Escrow Account maintained with the Account Bank.

3.2	Save as otherwise provided in Clause 9 below or any Account Document, the Escrow Agent or the Account Bank shall not make any deductions from the Escrow Account by virtue of any right of set-off or claim which it may have against Party A or Party B. The Escrow Agent (or the Account Bank acting upon the instructions of the Escrow Agent) shall not release any of the Escrow Moneys, except as provided in this Agreement.

3.3	Any interest earned, investment income or profit generated from the Escrow Account, subject to any deduction of tax payable and any bank or other charges (including without limitation any deductions made pursuant to clauses hereof and properly charged to the Escrow Account in accordance with this Agreement), shall be for the account of Party A and shall be disbursed by the Escrow Agent to Party A only, as directed in writing by Party A.

3.4	The Escrow Agent shall invest the Escrow Moneys in accordance with the joint instructions of Party A and Party B; provided, that if no such joint instruction is received by the Escrow Agent, then the Escrow Moneys shall be invested in demand deposits. Subject to the immediately preceding sentence, the Escrow Agent shall not be under any obligation to diversify the investment of the Escrow Moneys and shall have express power to retain the Escrow Moneys in its existing condition for as long as the Escrow Agent in its absolute discretion shall think fit.

4.	Payment of Escrow Amounts

4.1	The Escrow Agent shall escrow the Escrow Moneys and shall apply such moneys as it may from time to time be directed in writing as provided in Clause 4.2, 4.3, 4.4 and 4.5 below. Any payment from the Escrow Account in accordance with such written directions shall be a full and sufficient discharge to the Escrow Agent and the Account Bank.

4.2	(i) The written instructions of Party A in the form contained in Schedule 4 (the “Party A Instructions”) shall be signed by the Authorised Signatory of Party A set out in Schedule 1 on behalf of Party A and addressed to the Escrow Agent. The written instructions of Party B in the form contained in Schedule 5 (the “Party B Instructions”) shall be signed by any two of the Authorised Signatories of Party B set out in Schedule 1 on behalf of Party B and addressed to the Escrow Agent. The joint written instructions of Party A and Party B in the form contained in Schedule 6 (the “Joint Instructions” and, together with the Party A Instructions and the Party B Instructions, collectively, the “Instructions”) shall be signed by the Authorised Signatory of Party A set out in Schedule 1 on behalf of Party A and any two of the Authorised Signatories of Party B set out in Schedule 1 on behalf of Party B and addressed to the Escrow Agent. Subject to Section 4, Escrow Agent shall be entitled to act and rely on such Instructions without liability or further investigation.

(ii)	Release to Party B:

In the event that (A) either the Reverse Termination Fee or the Taiwan Reverse Termination Fee (each as defined in the Merger Agreement) is payable by Party A to Party B pursuant to Section 8.3(c) of the Merger Agreement; and (B) Party A fails to pay Party B timely either the Reverse Termination Fee or the Taiwan Reverse Termination Fee in full in accordance with the Merger Agreement, Party B shall have the right to deliver the Party B Instructions to the Escrow Agent (with a copy thereof contemporaneously delivered by facsimile to Party A) requesting the Escrow Agent to release, with respect to the Reverse Termination Fee, 100% of the Escrow Moneys i to Party B, and, with respect to the Taiwan Reverse Termination Fee, 50% of the Escrow Moneys to Party B (such notice, which shall include Party B Instructions that specify whether 100% or 50% of the Escrow Moneys is payable, the “Party B Release Notice”). Promptly following (and in any event no later than one (1) Business Day after) Escrow Agent’s receipt of the Party B Release Notice, the Escrow Agent shall send a copy by facsimile of the Party B Release Notice to Party A. Subject to the following paragraph, no less than ten (10) Business Days but no more than twelve (12) Business Days from its receipt of the Party B Release Notice, the Escrow Agent shall release either 50% or 100% of the Escrow Moneys to Party B as specified in the Party B Release Notice. For the avoidance of doubt, subject to the following paragraph, in no event shall any notice or written instructions from Party A be required for such Escrow Moneys to be released.

Notwithstanding the foregoing, in the event the Escrow Agent receives, no later than ten (10) Business Days following its receipt of the Party B Release Notice:

1.	a notice from the Party A objecting to the disbursement contemplated by the Party B Release Notice, together with

2.	evidence from the Hong Kong International Arbitration Centre (the “Arbitration Centre”) (which may include a letter of acknowledgement or other reasonable evidence) that Party A has commenced arbitration proceedings to resolve Party A’s objection to the release of the Escrow Moneys by submitting a Notice of Arbitration to the Arbitration Centre and paying the applicable Registration Fee, and requesting that Party A’s objection to the release of the Escrow Moneys be resolved by the Arbitration Centre in an expedited proceeding in accordance with Section 9.10 of the Merger Agreement, then the Escrow Agent shall not disburse any Escrow Moneys that are subject to such Party B Release Notice until such time as (x) Joint Instructions are received by the Escrow Agent from both Party A and Party B instructing the Escrow Agent as to how to disburse such Escrow Moneys or (y) the Escrow Agent receives from either Party A or Party B Instructions to distribute such Escrow Moneys in accordance with a decision of the Arbitration Centre determining, as provided for in Section 9.10 of the Merger Agreement, that either Party is entitled to receive all or part of the Escrowed Moneys (an “Arbitration Order”), attaching a copy of such Arbitration Order, in which case the Escrow Agent shall distribute the Escrowed Moneys in accordance with such Arbitration Order.

(iii)	Release to Party A:

In the event that the Merger Agreement is terminated in accordance with its terms under any circumstance in which either the Reverse Termination Fee or the Taiwan Reverse Termination Fee (each as defined in the Merger Agreement) is not payable by Party A to Party B pursuant to Section 8.3(c) of the Merger Agreement, Party A shall have the right to deliver the Party A Instructions to the Escrow Agent (with a copy thereof contemporaneously delivered by facsimile to Party B) requesting the Escrow Agent to release 100% of the the Escrow Moneys (plus all accrued interest, , investment income and profits generated, if any, thereon) to Party A (the “Party A Release Notice”). Promptly upon (and in any event no later than one (1) Business Day after) Escrow Agent’s receipt of the Party A Release Notice, the Escrow Agent shall send a copy by facsimile of the Party A Release Notice to Party B. Subject to the following paragraph, no less than ten (10) Business Days but no more than twelve (12) Business Days from its receipt of the Party A Release Notice, the Escrow Agent shall release such Escrow Moneys to Party A. For the avoidance of doubt, subject to the following paragraph, in no event shall any notice or written instructions from Party B be required for such Escrow Moneys to be released.

Notwithstanding the foregoing, in the event the Escrow Agent receives, no later than ten (10) Business Days following its receipt of the Party A Release Notice:

1.	a notice from the Party B objecting to the disbursement contemplated by the Party A Release Notice, together with

2.	evidence from the Arbitration Centre (which may include a letter of acknowledgement or other reasonable evidence) that Party B has commenced arbitration proceedings to resolve Party B’s objection to the release of the Escrow Moneys by submitting a Notice of Arbitration to the Arbitration Centre and paying the applicable Registration Fee, and requesting that Party B’s objection to the release of the Escrow Moneys be resolved by the Arbitration Centre in an expedited proceeding in accordance with Section 9.10 of the Merger Agreement, then the Escrow Agent shall not disburse any Escrow Moneys that are subject to such Party A Release Notice until such time as (x) Joint Instructions are received by the Escrow Agent from both Party A and Party B instructing the Escrow Agent as to how to disburse such Escrow Moneys or (y) the Escrow Agent receives from either Party A or Party B Instructions to distribute such Escrow Moneys in accordance with an Arbitration Order, attaching a copy of such Arbitration Order, in which case the Escrow Agent shall distribute the Escrowed Moneys in accordance with such Arbitration Order.

The Escrow Agent shall also comply with the disbursement instructions in Section 4.4.

4.3	The Escrow Agent shall disburse funds from the Escrow Account within two (2) Business Days following:

(i) the tenth (10th) Business Day following its receipt of the Party B Release Notice (assuming Party A has not both (a) objected to such release and (b) delivered the evidence described in Clause 4.2(ii), each of the preceding clauses (a) and (b) to occur prior to the end of such tenth (10th) Business Day in accordance with the terms of Clause 4.2(ii)), receipt of the Joint Instructions authorizing its release or receipt of an Arbitration Order, each pursuant to Clause 4.2(ii) above, or

(ii) the tenth (10th) Business Day following its receipt of the Party A Release Notice (assuming Party B has not both (a) objected to such release and (b) delivered the evidence described in Clause 4.2(iii), each of the preceding clauses (a) and (b) to occur prior to the end of such tenth (10th) Business Day in accordance with the terms of Clause 4.2(iii)), receipt of the Joint Instructions authorizing its release or receipt of an Arbitration Order, each pursuant to Clause 4.2(iii) above, in each case, provided each such receipt occurs before 11.00 am Beijing time on a Business Day. If any such Party A Release Notice, Party B Release Notice, Joint Instructions or Arbitration Order, as applicable, is received after 11.00 am Beijing time, then it shall be deemed to have been received on the next following Business Day. If any such Party A Release Notice, Party B Release Notice, Joint Instructions or Arbitration Order, as applicable, is received on a day which is not a Business Day, it shall be deemed to have been received on the next following Business Day.

4.4	Notwithstanding any other provision in this Agreement or the Account Documents to the contrary, the Escrow Agent shall disburse the Escrow Money (plus all accrued interest, investment income and profits generated, if any, thereon) from the Escrow Account within two (2) Business Days following the Escrow Agent’s receipt of the Party A Instructions that contain a certified copy of the Certificate of Merger as filed with the Delaware Secretary of State evidencing the effectiveness of the Merger (as defined in the Merger Agreement).

4.5	Notwithstanding any other provisions in the Account Documents, the Account Bank shall act and rely on the instructions of the Escrow Agent in respect of the operation of the Escrow Account (including but not limited to the payment of Escrow Moneys) only.

4.6	Neither the Escrow Agent nor the Account Bank shall be obligated to act on any instruction that would have the Escrow Account with a negative balance.

5.	Liability of the Escrow Agent/Account Bank

5.1	The duties of the Escrow Agent and Account Bank are of a mechanical and administrative nature only and the Escrow Agent and Account Bank shall not be liable and shall bear no obligation or responsibility to any person in respect of the operation of the Escrow Account or its application of the Escrow Moneys unless such liability arises as a result of gross negligence, fraud or willful default on the part of the Escrow Agent or the Account Bank. In particular, but without limiting the generality of the foregoing, neither the Escrow Agent nor the Account Bank shall be liable to Party A or Party B for any failure to maximize the amount of interest or other amounts earned on all or part of the Escrow Moneys. Under no circumstances shall the Escrow Agent or the Account Bank be liable for any consequential or special loss, however caused or arising.

5.2	The Escrow Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement and shall have no implied duties, obligations or responsibilities (whether by law or otherwise). Save as otherwise provided in any Account Document, the Account Bank shall have only those duties, obligations and responsibilities expressly specified in this Agreement and shall have no implied duties, obligations or responsibilities (whether by law or otherwise).

5.3

Each of Party A and Party B shall jointly and severally indemnify and hold harmless the Escrow Agent, the Account Bank and any of their directors, officers, agents or employees from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, properly incurred expenses, actions or demands of any kind whatsoever (and any interest thereon) (“Indemnifiable Losses”) that may be imposed on or incurred by the Escrow Agent or the Account Bank in connection with any action, claim or proceeding of any kind brought or threatened to be brought against it as a result of its acting hereunder or as a result of any action taken or omitted to be taken by it before the date of this Agreement in preparation for acting hereunder, PROVIDED THAT neither Party A nor Party B shall have any obligation to indemnify or hold harmless the Escrow Agent, the Account Bank or any other person for any claims arising in consequence of the gross negligence, fraud or willful default on the part of the Escrow Agent or the Account Bank. In the event that either Party A or Party B is required to indemnify the Escrow Agent or any other party entitled to indemnification pursuant to this Clause 5.3 for more than fifty percent (50%) of the amount of any Indemnifiable Losses, the other Party shall, promptly on request of such Party, reimburse such Party for the amount by which such Party indemnified such parties in excess of the amount of such Indemnifiable Losses.

5.4	The Escrow Agent or the Account Bank shall not be required to risk or expend its own funds or otherwise incur any financial liability in the performance of any of its duties and/or obligations hereunder or if in the performance of duties and obligations hereunder it determines that there are grounds for believing that the repayment of such funds or an indemnity satisfactory to the Escrow Agent or the Account Bank against any such risk or liability is not assured to the Escrow Agent or the Account Bank. The Escrow Agent or the Account Bank shall not be obliged to take any action which may be illegal or contrary to applicable law.

5.5	Subject to Clause 3.4, the Escrow Agent or the Account Bank shall not be liable for any loss or damage incurred in relation to the Escrow Moneys arising from any transaction made by it in good faith in accordance with this Agreement, or from any failure to diversify investment, or arising by reason of any other matter or thing except gross negligence, fraud or willful default of Escrow Agent or Account Bank.

5.6	The Escrow Agent and the Account Bank shall be entitled to rely on, and shall be protected in acting upon, and shall be entitled to treat as genuine and as the document it purports to be, any Instruction, letter, paper or other document furnished to it by Party A and/or Party B and believed by the Escrow Agent and the Account Bank, acting reasonably and in good faith, to be genuine and to have been signed and presented by the proper person or persons.

5.7	For the avoidance of doubt

(i)	the Escrow Monies are held to the order of Party A,

(ii)	the Escrow Agent shall act only on (x) the Party B Instructions (but only if Party A fails to object to such instructions in accordance with the terms of Clause 4.2(ii)), the Joint Instructions, or an Arbitration Order, in each case, pursuant to Clause 4.2(ii), (y) the Party A Instructions (but only if Party B fails to object to such instructions in accordance with the terms of Clause 4.2(iii)), the Joint Instructions, or an Arbitration Order, in each case, pursuant to Clause 4.2(iii) or (z) the Party A Instructions, pursuant to Clause 4.4.

(iii)	the Account Bank shall act on the instruction of the Escrow Agent alone,

(iv)	The Escrow Agent or the Account Bank shall not act on the instructions of any other person in relation to the Escrow Account or the application of any Escrow Moneys, except as required by any Arbitration Order.

5.8	The Escrow Agent and the Account Bank shall be entitled to rely on and shall be protected in acting upon, any advice received from legal and or other professional advisers.

6.	Representations and Warranties

Each of Party A and Party B represents and warrants on the date of this Agreement that:

6.1	It is a limited liability company or corporation, as applicable, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the power to own its assets and carry on its business as being conducted.

6.2	Its entry into and performance of, and the transactions contemplated by, this Agreement are within its powers, have been duly authorised and do not and will not conflict with:

(i)	any law or regulation applicable to it;

(ii)	any of its constitutional documents; or

(iii)	any agreement or instrument binding upon it or any of its assets.

6.3	This Agreement is legal, valid and binding under the laws of the PRC.

6.4	All consents and authorisations required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by this Agreement have been obtained or effected (as appropriate) and are in full force and effect.

6.5	Under the laws of the PRC, it is not necessary that this Agreement to be filed, recorded or enrolled with any court or other authority of the PRC or that any stamp, registration or similar tax be paid on or in relation to this Agreement.

7.	Disclosure of Information

Each of the Escrow Agent and the Account Bank may without the prior consent of the Party A or Party B (as the case may be) disclose to (a) any of its affiliates; or (b) any court, tribunal, supervisory, governmental or regulatory authority to which it is subject pursuant to a request by that court, tribunal or regulatory authority; or (c) to its professional advisors; or (d) to any person as required by law, regulation or court order; or (e) in connection with any legal or arbitration proceedings in connection with this Agreement; or (f) to any other person who has entered into a confidentiality agreement with the Escrow Agent or the Account Bank or otherwise owe a duty of confidentiality to the Escrow Agent or the Account Bank:

(a)	a copy of this Agreement; and

(b)	any information which the Escrow Agent or the Account Bank has acquired under or in connection with this Agreement (including, without limitation, information in relation to Party A or Party B (as the case may be)).

In addition, before Party A or Party B (as the case may be) discloses any personal information relating to its employees, directors, officers or other individuals to the Escrow Agent or the Account Bank, Party A or Party B (as the case may be) shall ensure that those individuals are fully aware of the information disclosure clause as above and have given their consent to Party A or Party B (as the case may be) to disclose their personal information.

8.	Variation

No variation of this Agreement (or any document entered into pursuant to this Agreement) shall be valid unless it is in writing and signed by or on behalf of each of the parties hereto.

9.	Notices

9.1	Any notice under this Agreement shall be in writing and signed by or on behalf of the party giving it and may be served by leaving it or sending it by facsimile, pre-paid recorded delivery or registered post to the address and for the attention of the relevant party set out in clause 10.2 (or as otherwise notified from time to time hereunder). Any notice to be served by, facsimile or post shall be deemed to have been received:

(a)	in the case of facsimile, on confirmation of transmission being received by the sending machine, provided that any notice or communication received after normal banking hours or on a day which is not a Business Day in the place of receipt shall take effect on the Business Day immediately following the date of receipt ; and

(b)	in the case of recorded delivery or registered post, seven (7) days from the date of posting.

9.2	The addresses of the parties for the purpose of clause 10.1 are as follows:

To Escrow Agent

Address:	China Merchants Bank Shanghai Waigaoqiao Free Trade Zone Branch, Futexiyi Road 333, Pudong New Area, shanghai, PRC

For the attention of:	Chen Xiangjie

Facsimile:	+86 21 5866 7542
+86 21 5866 7542

To Account Bank

Address:	China Merchants Bank Shanghai Pilot Free Trade Zone Branch, Jilong Road 6, Pudong New Area, shanghai, PRC

For the attention of:
Sun Fan

Facsimile:	+86 21 6868 1239-2687
+86 21 6868 1239-2687

To Party A: Digital Time Investment Limited

For the attention of:	Zhuhui

Address:	Unit 402, 4th Floor, Fairmont House, No.8 Cotton Tree Drive, Admiralty, Hong Kong

Facsimile:	+86-21-68816012
+86-21-68816012

To Party B: Integrated Silicon Solution, Inc.

For the attention of: John Cobb

John Cobb

Address: 623 Buckeye Drive, Milpitas, CA 95035

Facsimile: 001-408-969-4731

001-408-969-4731

10.	Termination

10.1

On receipt of Joint Instructions from Party A and Party B confirming that the parties no longer require the Escrow Monies to be held under escrow and directing the Escrow Agent to pay all amounts in the Escrow Account (subject to any costs, fees, charges, expenses or indemnity amounts owed to the Escrow Agent and the Account Bank) to Party A or Party B, the Escrow Agent (acting through the Account Bank) shall follow such Joint Instructions and effect such payment accordingly. Upon such payment this Agreement shall terminate and the Escrow Account may be closed. An instruction pursuant to this clause shall be entitled “Termination Notice”.

10.2	In the case of the termination of this Agreement, Party A may submit a written application to the Account Bank to close the Escrow Account after the payment or return of all the Escrow Moneys.

11.	Resignation

Party A and Party B agree that the Escrow Agent shall have the right to resign its appointment hereunder upon two weeks’ notice delivered to each of Party A and Party B. In the case of resignation by the Escrow Agent, the Escrow Agent (acting through the Account Bank) shall deliver the Escrow Monies to any party jointly notified to it in writing by Party A and Party B.

12.	Counterparts

This Agreement may be entered into in any number of counterparts and by the parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

13.	Language

The Chinese version of this Agreement is the governing version and shall prevail whenever there is any discrepancy between the Chinese version and its English translation which is for reference only.

14.	Governing Law and Jurisdiction

14.1	This Agreement is governed by, and shall be construed in accordance with, the laws of the PRC.

14.2	Any dispute, controversy, or claim arising out of or in relation to this Agreement, or the breach, termination, or validity thereof (each a “Dispute”) shall be resolved in accordance with this Clause 15.

14.3	Without limiting the procedures described in Clause 4.2, any party to this Agreement may give any other party, at any time, a notice in writing that a Dispute has arisen (a “Dispute Notice”). If the Dispute is not resolved by agreement in writing between the parties within fifteen (15) days of the Dispute Notice being given, any party may submit the Dispute to theShanghai International Economic and Trade Arbitration Commission(the “Commission”) for arbitration in Shanghai, which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration save as modified in this Clause 15.3. The language of the arbitration shall be English and Chinese. There shall be three (3) arbitrators. Each party to the Dispute shall appoint one arbitrator, and the two arbitrators appointed by the parties to the Dispute shall appoint the third arbitrator. If the arbitrators appointed by the parties to the Dispute are unable to agree on a third arbitrator within fifteen (15) days, the Commission shall appoint the third arbitrator. The arbitration award shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first before written.

Party A

By:	/s/ Wu Ping

Name:	Wu Ping	Company seal

Title:	Board Director

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first before written.

Party B

By:	/s/ Jimmy S.M. Lee

Name:	Jimmy S.M. Lee	Company seal

Title:	Executive Chairman of the Board

Escrow Agent

By:	/s/ Wang Yan

Name:	Wang Yan	Company seal

Title:	President

Account Bank

By:	/s/ Luo Junsheng

Name:	Luo Junsheng	Company seal

Title:	President